Exhibit 3

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

DRD BID FOR EMPEROR MOVES AHEAD

DRD’s bid for Emperor Mines Limited (“Emperor”) has progressed with the dispatch to Emperor shareholders of the Bidder’s Statement, confirming the offer of one DRD share for every five of their Emperor shares.

Reaction to the DRD offer, announced on 8 March 2004, has been positive for Emperor’s share price, which jumped 32% to A$0.88 when trading in Emperor shares recommenced after the bid was announced.

Since the announcement, shares representing some 20% of Emperor’s current issued capital have changed hands.

DRD currently has a market capitalisation of around A$1 billion and expects to produce more than 1 million ounces of gold this year from its eight operations in three countries.

DRD Chief Executive Officer, Ian Murray, said Emperor shareholders will receive greater value from being part of the expanded DRD.

He said benefits to Emperor shareholders from the DRD bid include:

•                  being part of a major international gold company;

•                  diversification of geographical and operational risk;

•                  better liquidity on overseas exchanges;

•                  direct exposure to the gold price because of DRD’s policy of not hedging gold production; and

•                  DRD’s specialisation in extending the life and maximising the value of complex underground gold mines.

“Based on the information available, DRD also expects to continue to fund the Phase II expansion program of Emperor’s Vatukoula gold mine in Fiji,” Mr Murray said.

The Bidder’s Statement was lodged with the Australian Securities and Investment Commission (ASIC) and the Australian Stock Exchange on 26 March 2004, with the offer dated from today. Unless extended, the offer will close at 7pm (Sydney time) on 14 May 2004.

Emperor Shareholder Infoline:

From within Australia is 1800 118 938 (toll free)

From outside Australia is +61 8 9386 2651

As required by the Corporations Act, calls to these numbers will be recorded.

Queries:

South Africa

Investor and Media Relations

Ilja Graulich, Durban Roodepoort Deep, Limited

+27 11 381 7826 (office)

+27 83 604 0820 (mobile)

James Duncan, Russell & Associates

+27 11 880 3924 (office)

+27 82 892 8052 (mobile)

Australasia

Investor and Media Relations

Paul Downie, Porter Novelli

+61 893 861 233 (office)

+61 414 947 129 (mobile)

United Kingdom/Europe

Investor and Media Relations

Phil Dexter, St James’s Corporate

+44 20 7499 3916 (office)

+44 779 863 4398

North America

Investor Relations

Susan Borinelli, Breakstone & Ruth International

+1 646-536-7018 (office)

+1 917-570-8421 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)

+1 347-423-5859 (mobile)

Johannesburg

13 April 2004

Sponsor

Standard Bank